EXHIBIT 5.1

Law Offices Of Michael H. Hoffman, P.A.

1521 Alton Road, No. 284
Miami, Florida  33139
Tel:  (786) 280-7575
Fax:  (305) 865-3430
Email: michael@mySEClawyer.com

November 5, 2010

Harmony Metals, Inc.
330 84th Street, No. 4
Miami, Florida  33141

Ladies and Gentlemen:

We have acted as counsel to Harmony Metals, Inc., a Florida corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-1 with the Securities and Exchange Commission (the “Registration Statement”) relating to an aggregate of 50,000 shares of the Company’s Series A Convertible Preferred Stock, $ .001 par value per share, to be offered pursuant to the Registration Statement, and 14,500,000 shares of common stock, $ .001 par value per share, which may be acquired upon the conversion of such shares of preferred stock into common stock.

In our opinion, the shares to be offered pursuant to the Registration Statement have been duly authorized and when sold and issued in the manner specified in the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof in connection with the matters referred to under the caption “Legal Matters” in such prospectus.  The filing of this consent shall not be deemed an admission that the undersigned is an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ Law Offices of Michael H. Hoffman, P.A.
 Law Offices of Michael H. Hoffman, P.A.